ASCEND ACQUISITION CORP. ANNOUNCES MERGER AGREEMENT WITH MOBILE GAMING COMPANY ANDOVER GAMES, LLC

Jackson, Wyoming (January 4, 2012)---Ascend Acquisition Corp. (“Ascend”) (OTCBB: ASCQ) today announced it has signed a definitive merger agreement with privately-held Andover Games, LLC (“Andover”). Andover is an emerging company in the rapidly growing mobile games sector. Andover owns interests in several mobile gaming properties and is directed by Ben Lewis, Lee Linden and Craig dos Santos.  Andover co-founders Ben Lewis and Lee Linden previously founded Tapjoy, a leader in paid app distribution with over 9,000 applications and 200 million global consumers. Co-founder Craig dos Santos led Playdom’s mobile gaming platform prior to Playdom’s sale to the Walt Disney Company.  Mr. dos Santos has agreed to continue to serve as Andover’s President and CEO following the merger.  Full biographies of the founding team can be found at the end of this press release.

Under the terms of the transaction, the owners of Andover will exchange their membership interests for 75% common stock ownership in Ascend following a private placement of up to $4 million in new Ascend securities.  It is expected that the private placement financing will be used to organically accelerate Andover’s mobile gaming platforms and game engines that are built around a reusable code base.  The financing may also be used to make strategic investments in human capital and select acquisitions to further its growth.

The transaction is expected to close on or before February 28, 2012. As part of the transaction, Ascend will provide Andover with $250,000 in bridge financing in part to complete the testing and market research of the company’s first wholly-owned property, “Dino Park.” Dino Park enables the user to build a theme park based on dinosaurs. The look and feel is designed to attract both male and female audiences. The user builds the park in size and grandeur by putting in food stations, buildings, and dinosaur attractions.  It is anticipated that Dino Park will be introduced on the Android platform in the first quarter of 2012.

Andover Games will also help launch the game “Spacecraft,” in which it owns a 46% equity interest.  Spacecraft has a space army theme in which the user can build up an army by creating mines, farms and barracks. The mines are used to harvest gold, which can be used to create more buildings. The farms allow harvesting of food, which is in turn used to train soldiers in the barracks.

Andover Games also owns minority equity stakes in four other gaming companies—Rotvig Labs (developer of “Spacecraft”), Game Closure, Ecko Code and Tumbleweed Technologies. These companies have developed a series of mobile games on both the iOS and Android platforms.

“We are excited about the opportunity to rapidly grow Andover through the use of Ascend’s public stock,” said Andover President Craig dos Santos. “Our ability to use  public stock as currency to attract and retain the top design and engineer talent in the mobile gaming space is critical at this time of accelerating industry growth.  We believe we will also be able to use both the public stock and the funds raised to acquire additional properties and companies that are emerging to meet the demands of consumers for new and exciting mobile gaming properties,” said Mr. dos Santos.

The biographies of Andover’s co-founders are:

CRAIG DOS SANTOS

In August 2009, Craig dos Santos started the mobile division of Playdom and served in numerous positions, most recently as executive producer, until October 2010.  Playdom focused on social games on Facebook and MySpace. While at Playdom, Craig grew the mobile team and launched games on iOS, Android and WebOS. As an early entrant into the mobile social games space, Craig helped Playdom launch Mobsters, Sorority Life and Social City, all of which were in the top 25 charts in the Apple App Store. Playdom also launched many other successful social games on Facebook before being sold to Disney for up to approximately $760 million in August 2010.

Prior to Playdom, Craig was at iLike from July 2008 until February 2009.  iLike was a launch partner during the first launch of the Facebook Platform.  At iLike, Craig was in charge of advertising monetization on applications and helped strike deals with Rhapsody, Ticketmaster, Comscore and Nielsen. iLike was sold to MySpace in 2009.

From 2002 to 2006, Craig worked at Microsoft, where he was on the Microsoft Passport and Microsoft Windows Core Security teams. He was responsible for some of the security features in Windows XP as well as Windows Vista.

Craig graduated from Rice University in 2003 with a Bachelors of Science in Electrical and Computer Engineering.

BEN LEWIS

Ben Lewis co-founded Tapjoy, a leader in mobile application distribution and monetization, in August 2008, with Lee Linden.  Tapjoy started out with a single iPhone game, TapDefense, which was downloaded more than 20 million times and helped launch the Tapjoy ads platform. The Tapjoy ads platform was a new way to monetize free mobile applications.   After reaching revenue of $1 million per month in March 2010, Tapjoy merged with Offerpal Media, which had a similar business model for Facebook traffic.

By March 2011, Tapjoy had 70 employees and was generating over $100 million in annualized revenue and an estimated 60 percent of paid app distribution.  Ben and Lee then left to pursue a new mobile opportunity called Karma Science, a San Francisco based mobile e-commerce company that makes products and services instantly giftable to millions of consumers from their smartphones.

Ben graduated from the University of Michigan with a Computer engineering degree in 2001.   He started his professional career at Microsoft from July 2002 to August 2003 as one of the founding engineers of the Xbox Live team.  He then returned to the University of Michigan to get his MBA.  After graduating from Michigan again, Ben went to pursue a career at Google as a Product Manager.  While at Google from July 2005 to January 2009, Ben managed many successful products including growing the Toolbar from 60 million to 200 million-plus users, managing the launch and growth of Google Checkout, adding sports scores to Search and other products, as well as winning two EMG awards for his work on client team products.

While at the University of Michigan, he also co-founded an internet company called Bidcentives with Lee Linden.

LEE LINDEN

Lee Linden co-founded (with Ben Lewis) Karma Science in March 2011 and Tapjoy in August 2008.  At Tapjoy, Lee led fundraising and drove business development until its merger with Offerpal Media in March 2010. He then helped grow the combined business to over $100 million in annual revenue, over 9,000 network applications, and the development of first party applications with over 45 million downloads. Prior to Tapjoy, Lee worked as an associate at Kleiner Perkins Caufield & Byers from February 2008 to the end of 2008 and was a key member of the iFund team, which has made investments in several leading mobile companies.  From June 2003 to May 2007, Lee worked in product development at Microsoft, leading engineering teams for both enterprise and consumer offerings including co-founding the Windows Home Server division. He is also the co-founder of ContestMachine (via YCombinator), a self-service online promotional marketing service with thousands of small business customers.  Lee also co-founded an internet company called Bidcentives with Ben Lewis.

Lee received a degree in computer engineering at the University of Michigan in 2003 and obtained an MBA from Stanford’s Graduate School of Business 2009.

Forward Looking Statements

This press release contains “forward-looking statements.”  These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.  Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.

The following factors, among others, could cause actual results to meaningfully differ from those set forth in the forward-looking statements:

•	Changing consumer preferences;
•	Changing smartphone technology;
•	Introduction of new gaming platforms;
•	Changing regulatory environments;
•	General economic conditions;
•	Anticipated financial impacts of the merger and related transactions;
•	The satisfaction of the closing conditions to the merger and related transactions; and
•	The timing of the completion of the merger and related transactions.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the control of Ascend and Andover Games and are difficult to predict. Factors that may cause such differences include, but are not limited to, the possibility that the expected growth will not be realized, or will not be realized within the expected time period, due to, among other things, general economic conditions or legislative and regulatory changes. Other factors include the possibility that the merger does not close, including due to the failure of satisfying all closing conditions.

The information set forth herein should be read in light of such risks.  Neither Ascend, nor Andover Games assumes any obligation to update the information contained in this press release.

A copy of the merger agreement and an investor presentation slide show has been filed today with the Securities and Exchange Commission. A copy of these filings can be found on the SEC website at www.sec.gov.

For Further Information Please Contact:

Jon Ledecky
Ascend Acquisition Corp.
(307) 633-2831